Filed Pursuant to Rule 424(b)(3)

Registration No. 333-257104

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated June 24, 2021)

BriaCell Therapeutics Corp.

10,340,686 COMMON SHARES

This Prospectus Supplement No. 1 is required to be delivered by certain holders of the above-referenced shares or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced shares.

This Prospectus Supplement No. 1 supplements the Prospectus dated June 24, 2021 of BriaCell Therapeutics Corp. (the “Company”), with the following addition and change:

(1)	Amend the selling shareholders’ information set forth in the Prospectus.

The attached information modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus or any amendment or supplement thereto, shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 1. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS, AND ANY OF OUR OTHER FILINGS INCORPORATED THEREIN BY REFERENCE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is October 18, 2021.

AMENDMENT TO SELLING SHAREHOLDER INFORMATION

This Prospectus Supplement No. 1 is being filed in connection with changes to the selling shareholders information as set forth in the Prospectus. Specifically, The Hewlett Fund LP assigned (i) a warrant to purchase 165,000 common shares to Iroquois Capital Investment Group LLC, and (ii) a warrant to purchase 35,000 common shares to Iroquois Master Fund LTD.

As a result, this Prospectus Supplement No. 1 is being filed to amend the selling shareholders’ table in the Prospectus so that it reflects the changes to such table resulting from the above-described assignment.

All other information in the Prospectus shall remain unchanged. Percentage of beneficial ownership was calculated based on 7,536,667 common shares outstanding as of June 11, 2021. This Prospectus Supplement No. 1 reflects only the total number of common shares registered for resale by the subject selling shareholders described herein, and we note that it does not reflect sales of common shares by such selling shareholders pursuant to the Prospectus that may have occurred prior to the date of this Prospectus Supplement No. 1.

Selling Shareholder	Number of Common Shares Owned Prior to Offering		Maximum Number of Common Shares to be Sold Pursuant to this Prospectus		Number of Common Shares Owned After the Offering	Percentage of Common Shares Owned After the Offering
The Hewlett Fund LP(27)	600,000	(28)	600,000	(28)	0	0
Iroquois Capital Investment Group, LLC (31)	165,000	(32)	165,000	(32)	0	0
Iroquois Master Fund, LTD (33)	55,000	(34)	35,000	(35)	20,000	*

* Represents less than 1%.

(27)	Martin Chopp is the General Partner of The Hewlett Fund LP (“Hewlett”) and may be deemed to have voting and dispositive power with respect to the shares. The business address of The Hewlett Fund LP is 100 Merrick Road –Suite 400W, Rockville Centre, NY 11570.
(28)	Represents (i) 400,000 common shares and (ii) 200,000 common shares issuable upon exercise of Warrants.
(31)	Richard Abbe is the Managing Member of Iroquois Capital Investment Group, LLC and may be deemed to have voting and dispositive power with respect to the shares. The business address of Iroquois Capital Investment Group, LLC is 125 Park Avenue, 25th Floor, New York, NY 10017.
(32)	Represents 165,000 common shares issuable upon exercise of warrants issued in our June 2021 private placement held by Iroquois Capital Investment Group LLC.
(33)	Richard Abbe and Kim Page are Managing Members of Iroquois Capital Management LLC, investment advisor to Iroquois Master Fund, Ltd and may be deemed to have voting and dispositive power with respect to the shares. The business address of Iroquois Master Fund Ltd is 125 Park Avenue, 25th Floor, New York, NY 10017.
(34)	Represents 55,000 common shares issuable upon exercise of warrants issued in our February 2021 underwritten offering.
(35)	Represents 35,000 common shares issuable upon exercise of warrants issued in our June 2021 private placement held by Iroquois Master Fund LTD.